ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of February 23, 2017 between Emmis Publishing, L.P., an Indiana limited partnership (“Emmis”), Orange Coast Kommunications, Inc., a Delaware corporation (“OCK”) and Los Angeles Magazine Holding Company, Inc., an Indiana corporation (“LACo”), jointly and severally (Emmis, OCK and LACo are sometimes hereafter collectively the “Seller”) and the buyer set forth on the signature page hereto (“Buyer”).
Recitals
A.    Seller is engaged in the business of publishing the magazine(s) described on Schedule 1.1(a) attached hereto (such magazine(s)), each a “Publication” and, collectively, the “Publications” and such business, the “Business”).
B.    Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Publishing Assets (defined below).
Agreement
NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1:    PURCHASE OF ASSETS
1.1.    Publishing Assets. On the terms and subject to the conditions hereof, at Closing (defined below), except as set forth in Section 1.2, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to all assets and properties of Seller that are used or held for use solely in the operation of the Business (the “Publishing Assets”), including the following:
(a)        all of Seller’s rights in and to the magazine(s) described on Schedule 1.1(a), all contracts and orders for advertising in the Publications, all back and current issues thereof and any other inventories, all subscriptions, orders, requests for subscriptions for the Publications, all subscription, distribution, circulation, delivery and mailing lists for the Publications;
(b)    all of Seller’s equipment, vehicles, furniture, fixtures, and other tangible personal property that are used or held for use solely in the operation of the Business, including without limitation those listed on Schedule 1.1(b), except for any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business (the “Tangible Personal Property”);
(c)    an assignment of Seller’s leasehold interest in the leases listed on Schedule 1.1(c) (the “Real Property”);

(d)    (i) all agreements for the sale of advertising in, and sales orders in process for, the Publications, (ii) the contracts and agreements listed on Schedule 1.1(d), (iii) the Real Estate Leases (as defined herein) and (iv) each other contract made solely for the Business that does not involve obligations of the Business of more than $10,000 per contract (collectively, the “Contracts”);
(e)    all of Seller’s rights in and to the trademarks, trade names, service marks, internet domain names, copyrights, and other intangible property which are used or held for use solely in the operation of the Business, including without limitation those listed on Schedule 1.1(e) (the “Intangible Property”);
(f)    all receivables of the Business and any other rights to payment of cash consideration for goods or services sold or provided prior to the Effective Time (defined below) or otherwise arising during or attributable to any period prior to the Effective Time (the “A/R” or “Accounts Receivable”);
(g)    all deposits, prepaid expenses and deferred expenses;

(h)    Seller’s rights in and to all the files, documents, records, accounting records, customer lists, vendor lists and books of account (or copies thereof) relating to the operation of the Business, including any advertising studies, marketing and demographic data, lists of advertisers and credit and sales reports, including but not limited to, the books and records listed on Schedule 1.1(h), but excluding records relating to Excluded Assets (defined below);
(i)    all books and records and other assets of the Publications in the New York sales office of the Seller including, but not limited to, all current and prospective client and agency contact information and salesperson reports in digital format, all as described on Schedule 1.1(i); and
(j)    all rights and claims of Seller, whether mature, contingent or otherwise, against third parties with respect to the Assumed Obligations (as defined herein) and, to the extent attributable to the period after Closing, the Intangible Property.
The Publishing Assets shall be transferred to Buyer free and clear of liens, claims and encumbrances (“Liens”) except for Assumed Obligations (defined below), liens for taxes not yet due and payable and liens that will be released at or prior to Closing (collectively, “Permitted Liens”).
1.2.    Excluded Assets. Notwithstanding anything to the contrary contained herein, the Publishing Assets shall not include the following assets or any rights, title and interest therein (the “Excluded Assets”):
(a)    all cash and cash equivalents of Seller, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments;

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(b)    all tangible and intangible personal property of Seller retired or disposed of between the date of this Agreement and Closing in accordance with Article 4;
(c)    all Contracts that are terminated or expire prior to Closing in accordance with Article 4;
(d)    trade names unrelated to the operation of the Business, Seller’s corporate names, charter documents, and books and records relating to the organization, existence or ownership of Seller, duplicate copies of the records of the Business, and all records not relating to the operation of the Business;
(e)    all contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including without limitation rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies;
(f)    all pension, profit sharing plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller;
(g)    any computer software and programs used in the operation of the Business that are not transferable;
(h)    all rights and claims of Seller, whether mature, contingent or otherwise, against third parties with respect to the Business or the Publishing Assets, to the extent arising during or attributable to any period prior to the Effective Time, except those with respect to the Assumed Obligations and, to the extent attributable to the period after Closing, the Intangible Property;
(i)    all claims of Seller with respect to any tax refunds;
(j)    all computers and other assets located at Seller’s corporate headquarters, and the centralized server facility, data links, payroll system and other operating systems and related assets that are used in the operation of multiple business units provided, however, that the assets listed on Schedule 1.1(i), if any, are not within the definition of Excluded Assets;
(k)    all assets used in the business of publishing other magazines and publications;
(l)    the employment agreements of Seller with Erika Kemmerer and Mary Melton.

1.3.    Assumption of Obligations. On the Closing Date (defined below), Buyer shall assume and agree to pay, perform and discharge only the following liabilities of the Seller (collectively, the “Assumed Obligations”):
(a)    the obligations of Seller arising, during, or attributable to, any period of time on or after the Closing Date under the Contracts;

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(b)    the obligations to fulfill subscriptions for the Publications paid in advance by subscribers;
(c)    the following (collectively, the “Current Liabilities”): all accounts payable, accrued expenses, federal and state unemployment tax payable (FUTA and SUTA), accrued salaries (including payroll taxes), accrued incentive, payables for commissions (whether to individual salesperson or agencies), accrued vacation, accrued rent, payable for sales taxes, accrued property taxes and items of deferred income (each being line items on the schedule of current assets and liabilities calculation sheets for the 13 month period ending January 31, 2017 previously provided by Seller to Buyer, a copy of which is attached as Schedule 1.3(c)) of the Business as they exist as of 12:01 a.m. on the day of Closing (the “Effective Time”); and
(d)    the obligations described in Section 5.5.
1.4.    Retained Obligations. Notwithstanding anything contained herein to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities of Seller of any kind or nature whatsoever other than the Assumed Obligations (the “Retained Obligations”). Seller shall pay and satisfy in due course all Retained Obligations. Without limiting the generality of the foregoing, the Retained Obligations shall include, but not be limited to, the following:
(a)    any liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, investment bankers, consultants, advisers and others;
(b)    any liabilities of Seller for (i) except for Current Liabilities, any taxes of Seller relating to the Business, the Publishing Assets or the Retained Obligations; (ii) except as provided by Section 10.1, any taxes of Seller that arise out of the consummation of the transactions contemplated hereby; or (iii) except for Current Liabilities, any other taxes of Seller of any kind or description (including any liability for taxes of Seller that becomes a liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or law);
(c)    any liabilities relating to or arising out of the Excluded Assets;
(d)    any liabilities in respect of any pending or threatened action arising out of, relating to or otherwise in respect of the operation of the Business or the Publishing Assets to the extent such action relates to such operation on or prior to the Closing Date;
(e)    except as provided by Section 5.5, any liabilities of Seller arising under or in connection with any benefit plan providing benefits to any present or former employee of Seller;
(f)    any “Success & Retention Bonus” (the “Retention Bonus”) promised or owed to any employee of Seller under it’s “Publishing Transition Incentive Program”;

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(g)    any severance or other payment due any Excluded Employee (as defined herein);
(h)    any liabilities under unfulfilled commitments, quotations, purchase orders, customer orders or work orders for the Business to the extent the rights of Seller are not made available to Buyer;
(i)    any liabilities under the Contracts to the extent the rights of Seller are not made available to Buyer;
(j)    any liabilities associated with debt, loans or credit facilities of Seller and/or the Business;
(k)    any liabilities arising out of, in respect of or in connection with the failure by Seller to comply with any law or government order; and
(l)    any pending or threatened litigation arising out of the Publishing Assets or the Business for all periods prior to the Effective Time.
1.5    Purchase Price. In consideration for the sale of the Publishing Assets to Buyer, at Closing Buyer shall pay Seller, by wire transfer of immediately available funds, the sum of Six Million Five Hundred Thousand Dollars ($6,500,000), subject to Section 1.6(b).
1.6.    Deposit; Escrow Funds.
(a)On the date of this Agreement, Buyer shall make a cash deposit in immediately available funds in an amount equal to ten percent (10%) of the Purchase Price (the “Deposit”) with WashingtonFirst Bank (the “Escrow Agent”) pursuant to the Escrow Agreement (the “Escrow Agreement”) of even date herewith among Buyer, Seller and the Escrow Agent. At Closing, the Deposit shall be retained in escrow for disbursement after Closing as provided by Section 1.6(b) below. If this Agreement is terminated by Seller pursuant to Section 10.1(c), the Deposit and any interest accrued thereon shall be disbursed to Seller and credited as payment of liquidated damages under Section 10.5. If this Agreement is terminated for any other reason, the Deposit and any interest accrued thereon shall be disbursed to Buyer. The parties shall each instruct the Escrow Agent to disburse the Deposit and all interest thereon to the party entitled thereto and shall not, by any act or omission, delay or prevent any such disbursement. Any failure by Buyer to make the Deposit on the date hereof constitutes a material default as to which the Cure Period under Article 10 does not apply entitling Seller to immediately terminate this Agreement.
(b)For a period of six (6) months after Closing the Deposit shall be held by the Escrow Agent to secure Seller’s post-Closing indemnification obligations under Article 9 of this Agreement. If after Closing Buyer is entitled to a payment under Article 9 of this Agreement, then when such payment is due, unless otherwise paid by Seller, the parties shall give joint written instructions to the Escrow Agent to disburse the amount thereof from the Deposit to Buyer. On the date six (6) months after the Closing Date the Deposit (less amounts previously disbursed if any) and any interest accrued thereon shall be disbursed to Seller;

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provided, however, that, if an indemnification claim made by Buyer in good faith is then pending under this Agreement, then the reasonable amount of such claim shall continue to be held by the Escrow Agent until such claim is resolved upon which such balance shall be disbursed to the appropriate party or parties consistent with such resolution.
1.7.    Allocation. After Closing, each of Buyer and Seller will allocate the Purchase Price in accordance with the respective fair market values of the Publishing Assets and the goodwill being purchased and sold in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and each will file its tax returns in accordance with the Code.

1.8.    Closing. The consummation of the sale and purchase of the Publishing Assets provided for in this Agreement (the “Closing”) shall take place on the date set forth on Exhibit A attached hereto (or on such other day as Buyer and Seller may mutually agree), subject to the satisfaction or waiver of the conditions set forth in Articles 6 or 7 below. The date on which the Closing is to occur is referred to herein as the “Closing Date.”

1.9.      Net Working Capital.  If the Closing Date Balance Sheets (as defined below) show in the aggregate that the current assets thereon acquired by Buyer hereunder do not exceed the current liabilities thereon assumed by Buyer hereunder by One Million Dollars ($1,000,000) or more, then the amount of such deficiency shall be disbursed to Buyer within thirty (30) days of the Closing .
ARTICLE 2: SELLER REPRESENTATIONS AND WARRANTIES
Seller makes the following representations and warranties to Buyer:
2.1.    Organization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Publishing Assets are located. Seller has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by Seller pursuant hereto (collectively, the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby.
2.2.    Authorization. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by all necessary action of Seller and do not require any further authorization or consent of Seller. This Agreement is, and each Seller Ancillary Agreement when made by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
2.3.    No Conflicts. Except for consents to assign certain of the Contracts, the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary

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Agreements and the consummation by Seller of any of the transactions contemplated hereby does not conflict with any organizational documents of Seller or any agreement or instrument to which it is bound, or violate any law, judgment, order, or decree to which Seller is subject, or require the consent or approval of, or a filing by Seller with, any governmental or regulatory authority or any third party.
2.4.    Intentionally Omitted.
2.5.    Taxes. Seller has, in respect of the Business, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law, and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable. With respect to the Business and the Publishing Assets, no tax deficiency has been assessed or to Seller’s knowledge proposed, and no tax proceeding or investigation (whether or not the statute of limitation has been waived) is pending or to Seller’s knowledge threatened that could reasonably be expected to result in liability to Buyer or a Lien upon any Publishing Assets.
2.6.    Personal Property. Schedule 1.1(b) contains a list of material items of Tangible Personal Property included in the Publishing Assets. Except as set forth on Schedule 1.1(b), Seller has title to the Tangible Personal Property free and clear of Liens other than Permitted Liens. Except as set forth on Schedule 1.1(b), all material items of Tangible Personal Property are in normal operating condition, ordinary wear and tear excepted.
2.7.    Real Property. There is no owned real property used solely in the operation of the Business. Schedule 1.1(c) contains a description of each lease of Real Property or similar agreement included in the Publishing Assets (the “Real Property Leases”). To Seller’s knowledge, the Real Property is not subject to any suit for condemnation or other taking by any public authority.
2.8.    Contracts. Each of the Contracts (including without limitation each of the Real Property Leases) is in effect and is binding upon Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Seller has performed its obligations under each of the Contracts in all material respects, and is not in material default thereunder, and to Seller’s knowledge, no other party to any of the Contracts is in default thereunder in any material respect. Seller has made available to Buyer copies of Contracts with a cost to the Business in excess of $10,000, including without limitation those listed on Schedule 1.1(d), except as noted on such schedule and except for Contracts described in clause (i) of Section 1.1(d).
2.9.    Environmental. Except as set forth in any environmental report delivered to Buyer, to Seller’s knowledge, no hazardous or toxic substance or waste regulated under any applicable environmental, health or safety law has been generated, stored, transported or released on, in, from or to the Real Property included in the Publishing Assets, and Seller has complied in all material respects with all environmental, health and safety laws applicable to the Business. Seller has not received written notice of potential liability for non-compliance with applicable

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environmental, health or safety laws with respect to the Real Property included in the Publishing Assets.
2.10.    Intangible Property. Schedule 1.1(e) contains a description of the material Intangible Property included in the Publishing Assets. To Seller’s knowledge, Seller’s use of the Intangible Property does not infringe upon any third party rights in any material respect, and Seller owns or has the right to use the Intangible Property free and clear of Liens other than Permitted Liens. Except as may be set forth on Schedule 1.1(e), to Seller’s knowledge, no material Intangible Property is being infringed or misappropriated by any third party in any material respect, and no material Intangible Property is the subject of any pending or threatened claim of infringement of any third party’s patents, copyrights, or trademarks, and Seller has received no written notice alleging such infringement.
2.11.    Employees. Seller has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Business, including without limitation those which relate to prices, wages, hours, discrimination in employment and collective bargaining, and there is no unfair labor practice charge or complaint against Seller in respect of the Business pending or to Seller’s knowledge threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, and there is no strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Business. Seller acknowledges that, subject to Section 5.5, Buyer intends to perform all work through employees to be selected by Buyer and employed under wages, hours, terms and conditions as set by Buyer, and subject to Section 5.5 and except for Current Liabilities, Buyer does not recognize and does not assume any obligations or liabilities of any kind, whether expressed or implied, between Seller and any current or former employee or any representative of Seller’s employees including, but not limited to any obligations or liabilities relating to continuation of employment, severance, disability, retirement or deferred compensation or benefits of any kind, or any obligations or liabilities under any other employment agreements or policies to which Seller is subject. Seller further represents and warrants:
(i)    that there are no pending and Seller knows of no employment claims of any kind including, but not limited to, lawsuits, contractual claims, grievances, demands for arbitration, or administrative agency investigations or proceedings which in any way relate to or affect any location where assets covered by this Agreement are being sold;
(ii)    that Seller will give Transferred Employees (defined below) any notices required by applicable law;
(iii)    except as provided by Section 5.5, that Seller shall fulfill all legal obligations to current and former employees of Seller that arise from employment with Seller, and Seller acknowledges and agrees that, except as provided by Section 5.5, Buyer has no obligation or liability of any kind to any current or former employee of Seller which is based on or arises from Seller’s employment of such employees, the termination or cessation of such employment, or any agreement between Seller and any employee; and
(iv)    that Seller has not represented to Seller’s employees or employees’ representative any matter that is inconsistent with any provision of this contract.

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2.12.    Insurance. Seller maintains insurance policies or other arrangements with respect to the Business and the Publishing Assets consistent with its practices for other business units, and will maintain such policies or arrangements until the Effective Time.
2.13.    Compliance with Law. Seller has complied in all material respects with all laws, rules and regulations, and all decrees and orders of any court or governmental authority which are applicable to the operation of the Business, and to Seller’s knowledge, there are no governmental claims or investigations pending or threatened against Seller in respect of the Business except those affecting the industry generally.
2.14.    Litigation. There is no action, suit or proceeding pending or, to Seller’s knowledge, threatened against Seller in respect of the Business.
2.15.    Financial Statements.  Seller has provided to Buyer copies of its statements of operations for the Business for the years ended February 28, 2015 and February 29, 2016 and the 11-month period ended January 31, 2017. The full fiscal year statements contain information included in the audited consolidated financial statements of Seller and its affiliates (but such statements are not separately audited).  The partial fiscal year statements are neither separately audited nor included in the audited consolidated financial statements of Seller and its affiliates. All such statements have been prepared in accordance with GAAP consistently applied and in the aggregate present fairly in all material respects the results of operations of the Business as operated by Seller for the respective periods covered thereby, except that (i) shared operating expenses (if applicable) are allocated among business units as determined by Seller, and (ii) such statements do not include income tax expense or benefit, interest income and expense, disclosures required by GAAP in notes accompanying the financial statements, retiree benefit expense (pension, health insurance, etc.), non-cash compensation expenses associated with equity compensation arrangements, certain revenues and expenses associated with operating the Business as a part of multiple business units, and expenses attributable to the adoption of accounting pronouncements.
2.16.    No Undisclosed Liabilities.  There are no liabilities or obligations of Seller with respect to the Business that will be binding upon Buyer after Closing other than the Assumed Obligations.
2.17.     Circulation.  Seller has provided or caused to be provided to Buyer circulation reports for the Publications for the period described on Exhibit A attached hereto.  Such reports fairly present the circulation of the Publications for such period in all material respects.  Seller has timely filed annual reports for the Publications with the Postmaster General of the United States of America pursuant to the requirements of 39 U.S.C. Section 3685, which are correct in all material respects.
2.18.    Brokers.  No broker, finder or other person or entity is entitled to a commission, brokerage fee or other similar payment in connection with the transaction contemplated by this Agreement as a result of any agreement or action of Seller or any party acting on Seller’s behalf, except Moelis & Company, whose fee is the responsibility of Seller.

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2.19.    Accounts Receivable. The Accounts Receivable (a) arose from bona fide transactions, (b) have been invoiced in the ordinary course of business. After Closing, to the extent Seller receives payment on any Accounts Receivable that belongs to the Buyer, they will hold such payment in trust for the benefit of the Buyer and, if it inadvertently deposits the item representing payment of a Buyer’s Account Receivable into its bank account, it will, immediately upon discovery of such deposit, remit the amount of such deposit to the Buyer.
2.20.    Absence of Certain Change, Events and Conditions. Since November 30, 2016, except as resulting from or arising in connection with the sale by Seller and its affiliates of other publications (it being understood that Seller and its affiliates are in the process of selling all or substantially all of its publishing division), Seller has;
(a)    operated the Business in the ordinary course of business;
(b)    operated the Business in all material respects in accordance with all applicable laws, regulations, rules and orders;
(c)    except in the ordinary course of business, not sold, leased or disposed of or agreed to sell, lease or dispose of any of the Publishing Assets unless replaced with similar items of substantially equal or greater value and utility, or create, assume or permit to exist any Liens upon the Publishing Assets, except for Permitted Liens;
(d)    not entered into any employment, labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon Buyer after Closing;
(e)    except in the ordinary course of business, not entered into new Contracts or amended any existing Contracts;
(f)    not made any change in any method of accounting or accounting practice for the Business;
(g)    not made any change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(h)    except in the ordinary course of business, not cancelled any debts or claims or amended, terminated or waived any rights constituting Publishing Assets;
(i)    not made any material capital expenditure which constitutes an Assumed Obligation;
(j)    with respect to Transferred Employees, except in the ordinary course of business, not granted any bonuses, whether monetary or otherwise, or increased any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than

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as provided for in any written agreements or required by applicable law, or (ii) changed the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $25,000; and
(k)    not entered into any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
ARTICLE 3: BUYER REPRESENTATIONS AND WARRANTIES
Buyer hereby makes the following representations and warranties to Seller:
3.1.    Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Publishing Assets are located. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby.
3.2.    Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when made by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
3.3.    No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby does not conflict with any organizational documents of Buyer or any agreement or instrument to which it is bound, or violate any law, judgment, order or decree to which Buyer is subject, or require the consent or approval of, or a filing by Buyer with, any governmental or regulatory authority or any third party.
3.4.    Litigation. There is no action, suit or proceeding pending or threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect the ability of Buyer to perform its obligations hereunder.
3.5.      Brokers.  No broker, finder or other person or entity is entitled to a commission, brokerage fee or other similar payment in connection with the transaction contemplated by this Agreement as a result of any agreement or action of Buyer or any party acting on Buyer’s behalf.
ARTICLE 4: SELLER COVENANTS

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4.1.        Seller’s Covenants. Between the date hereof and Closing, except as permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, Seller shall:
(a)      operate the Business in the ordinary course of Business except for changes resulting from or arising in connection with the sale by Seller and its affiliates of other publications, it being understood that Seller and its affiliates are in the process of selling all or substantially all of its publishing division;
(b)        operate the Business in all material respects in accordance with all applicable laws, regulations, rules and orders;
(c)        not other than in the ordinary course of business, sell, lease or dispose of or agree to sell, lease or dispose of any of the Publishing Assets unless replaced with similar items of substantially equal or greater value and utility, or create, assume or permit to exist any Liens upon the Publishing Assets, except for Permitted Liens;
(d)         upon reasonable notice, give Buyer reasonable access during normal business hours to the Publishing Assets, and furnish Buyer with information relating to the Publishing Assets that Buyer may reasonably request, provided that such access rights shall not be exercised in a manner that interferes with the operation of the Business;
(e)    except in the ordinary course of business and as otherwise required by law, (i) not enter into any employment, labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon Buyer after Closing or (ii) increase the compensation payable to any employee of the Business, except for bonuses and other compensation payable by Seller in connection with the consummation of the transactions contemplated by this Agreement; and
(f)    not, other than in the ordinary course of business, enter into new Contracts or amend any existing Contracts.
4.2.    Transition.
(a)    Within thirty (30) days after Closing, Seller shall provide Buyer (i) a balance sheet for each Publication as of the Closing Date (the “Closing Date Balance Sheets”) and (ii) an income statement for each of the Publications for the period from February 1, 2017 to the Closing Date. Such statements shall be prepared in accordance with GAAP consistently applied and shall present fairly in all material respects the operation of the Business as operated by the Seller for the periods covered thereby. Each of the documents shall be certified by an authorized representative on behalf of the Seller.

(b)    For the period from Closing to April 30, 2017 or the date of transition to Buyer’s plan, whichever is earlier, Seller shall provide COBRA benefits for all Transferred Employees, provided, however, Buyer shall promptly reimburse Seller for the cost of such benefits, and Buyer shall use commercially reasonable best efforts to complete the transition of Transferred Employees to Buyer’s benefits plan by March 31.

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(c)    For a period of one hundred twenty (120) days after Closing, the parties shall cooperate in good faith as reasonably necessary to otherwise complete the transition of the Business and the transfer of the Publishing Assets and Assumed Obligations from Seller to Buyer as contemplated by this Agreement, provided, however, that neither party shall be obligated to incur costs to provide services to the other unless the requesting party agrees to promptly reimburse such costs.

(d)    For a period of 180 days after the Closing Date, Seller shall respond in good faith to any reasonable request by Buyer for information regarding the operation of the Publications and Business for all periods prior to the Effective Time.

(e)    For a period of 180 days after the Closing Date, Seller shall provide access to and make available for copying by Buyer any books and records of the Publications and the Business that may be in Seller’s possession.

(f)        In addition, for a period of no less than thirty (30) days after Closing, Seller (a) will not close or change lockbox numbers 78854, 78930, 101116, 101121 (collectively, the “Account”) at JPMorgan Chase, it’s lender (“Seller’s Lender”), where its Accounts Receivable have been deposited unless the Account has been transferred or otherwise assigned by JPMorgan Chase to Buyer, (b) shall provide to Buyer a daily report of activity in the Account regarding the collection of the Accounts Receivable, and (c) shall reimburse Buyer, on a daily basis, all of Buyer’s Accounts Receivable collected or received by Seller.
(g)        Buyer and Seller shall use commercially reasonable efforts to facilitate effectively the transfer of the Accounts Receivable and payables of the Business to Buyer, including but not limited to working to reroute the Accounts Receivable from the Seller’s existing accounts to a new account of Buyer at the Seller’s Lender.

ARTICLE 5: JOINT COVENANTS
Buyer and Seller hereby covenant and agree as follows:
5.1.    Confidentiality. Seller (or an affiliate of Seller on behalf of Seller) and Buyer (or an affiliate of Buyer on behalf of Buyer) are parties to a non-disclosure agreement with respect to Seller and the Business (the “NDA”).  To the extent not already a direct party thereto, Seller and Buyer hereby assume the NDA and agree to be bound by the provisions thereof.  Without limiting the terms of the NDA, subject to the requirements of applicable law, all non-public information regarding the parties and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement shall be confidential and shall not be disclosed to any other person or entity, except in accordance with the terms of the NDA.

5.2.    Announcements. Prior to Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so

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obligated by law, in which case such party shall give advance notice to the other. The parties agree to mutually prepare a joint press release announcing the transactions contemplated by this Agreement.
5.3.    Risk of Loss.
(a)    Seller shall bear the risk of any loss of or damage to any of the Publishing Assets at all times until the Effective Time, and Buyer shall bear the risk of any such loss or damage thereafter.
(b)    If prior to the Effective Time any item of Tangible Personal Property is damaged or destroyed or otherwise not in the condition described in Section 2.6 in any material respect, then:
(i) Seller shall use commercially reasonable efforts to repair or replace such item in all material respects in the ordinary course of business,
(ii) Seller’s representations and warranties, and Buyer’s pre-Closing termination rights and post-Closing indemnification rights, are hereby modified to take into account any such condition, and
(iii) if such repair or replacement is not completed prior to Closing, then as Buyer’s sole remedy, the parties shall proceed to Closing and Seller shall repair or replace such item in all material respects after Closing (and Buyer will provide Seller access and any other reasonable assistance requested by Seller with respect to such obligation).
5.4.    Consents.
(a)    The parties shall use commercially reasonable efforts to obtain (i) any third party consents necessary for the assignment of any Contract (which shall not require any payment to any such third party), and (ii) execution of reasonable estoppel certificates by lessors under any Real Property Leases requiring consent to assignment (if any), but no such consents or estoppel certificates are conditions to Closing except for the Required Consents (defined below), if any. Receipt of consent to assign to Buyer the Contracts designated with a diamond on Schedule 1.1(c) (if any) is a condition precedent to Buyer’s obligation to close under this Agreement (the “Required Consents”).
(b)    To the extent that any Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Contract; provided, however, with respect to each such Contract, Seller and Buyer shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the benefits under the Contract from and after Closing, and to the extent of the benefits received, Buyer shall pay and perform Seller’s obligations arising under the Contract from and after Closing in accordance with its terms.
5.5.    Employees.

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(a)    Seller has provided Buyer a list showing employee positions and annualized pay rates for employees of the Business. Buyer has provided Seller a list of the excluded employees as noted on Schedule 5.5 (the “Excluded Employees”). Buyer shall offer employment to all persons employed exclusively in the Business immediately prior to Closing with the same salary and/or wages, job and location as with Seller and with benefits similar to Seller except the Excluded Employees. With respect to each employee who accepts such offer (collectively, the “Transferred Employees”), at Closing employment with Seller shall terminate and employment with Buyer shall commence, and Buyer shall retain each such employee on such terms for a period of not less than ninety (90) days after Closing, unless terminated for cause. With respect to any Transferred Employee that is terminated without cause within such ninety (90) day period, Buyer shall be responsible for payment of severance payments equal to the amount due them under the Enhanced Service Program component of the Seller’s Publishing Transaction Incentive Program Summary.
(b)    With respect to Transferred Employees, Seller shall be responsible for all compensation and benefits arising prior to the Effective Time (including payment of any Retention Bonus), and Buyer shall be responsible for all compensation and benefits arising after the Effective Time.
(c)    Buyer shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including without limitation health insurance plans) in which similarly situated employees are generally eligible to participate, with coverage effective immediately upon Closing (and without exclusion from coverage on account of any pre-existing condition), with service with Seller deemed service with the Buyer for purposes of any length of service requirements, waiting periods, vesting periods and differential benefits based on length of service, and with credit under any welfare benefit plan for any deductibles or co-payments paid for the current plan year under any plan maintained by Seller.
(d)    Buyer shall also permit each Transferred Employee who participates in the Seller’s 401(k) plan to elect to make direct rollovers of their account balances into the Buyer’s 401(k) plan as of Closing, including the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under the Buyer’s 401(k) plan, subject to compliance with applicable law and subject to the reasonable requirements of Buyer’s 401(k) plan.
5.6.    Accounting Services. During the first fifteen (15) business days after Closing, Buyer shall make available to Seller, at no additional cost, access to the books and records of the Business, and the responsible employee(s) to consult with respect to such books and records, for the purposes of closing the books of the Business for the period prior to Closing.
ARTICLE 6: SELLER CLOSING CONDITIONS

The obligation of Seller to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Seller):
6.1.    Representations and Covenants.

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(a)    The representations and warranties of Buyer made in this Agreement, shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.
(b)    The covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects.
(c)    Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.
6.2.    Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
6.3.    Deliveries. Buyer shall have complied with its obligations set forth in Section 8.2.
ARTICLE 7: BUYER CLOSING CONDITIONS
The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer):
7.1.    Representations and Covenants.
(a)    The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.
(b)    The covenants and agreements to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed in all material respects.
(c)    Buyer shall have received a certificate dated as of the Closing Date from Seller executed by an authorized officer of Seller to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.
7.2.    Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
7.3.    Deliveries. Seller shall have complied with its obligations set forth in Section 8.1.
7.4.    Consents. The Required Consents (if any) shall have been obtained.
ARTICLE 8: CLOSING DELIVERIES
8.1.        Seller Documents. At Closing, Seller shall deliver or cause to be delivered to Buyer:

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(i)    good standing certificates issued by the Secretary of State of Seller’s jurisdiction of formation;
(ii)    certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
(iii)    the certificate described in Section 7.1(c);
(iv)    an assignment and assumption of contracts assigning the Contracts from Seller to Buyer;
(v)    an assignment and assumption of leases assigning the Real Property Leases (if any) from Seller to Buyer;
(vi)    an assignment of marks assigning the registered marks listed on Schedule 1.1(e) (if any) from Seller to Buyer;
(vii)    domain name transfers assigning the domain names listed on Schedule 1.1(e) (if any) from Seller to Buyer;
(viii)    endorsed vehicle titles conveying the vehicles included in the Tangible Personal Property (if any) from Seller to Buyer;
(ix)    a bill of sale conveying the other Publishing Assets from Seller to Buyer;
(x)    a letter generically addressed to customers of the Business authorizing (i) payment of the Accounts Receivable to the Buyer and (ii) all future payments under the Contracts to the Buyer;
(xi)    with respect to the Contracts for custom publishing only, a list of any such Contracts that, between November 30, 2016 and the Effective Time, (A) have been terminated or Seller has received a notice of termination that such Contracts will not be renewed and (B) that management of Seller has received a strong indication from its customer that such Contract will not be renewed; and
(xii)    with respect to the lien under the Credit Facility referenced on Schedule 1.1(b), a letter from the Administrative Agent for such facility in form customary for confirmations of such kind and in substance confirming that the lien on the Publishing Assets under such facility will be released upon Closing;
(xiii)    a certified resolution of Emmis Communications Corporation authorizing the execution, delivery and performance of its obligations as an additional indemnitor under the terms of this Agreement; and
(xiv)    any other instruments of conveyance, assignment and transfer that may be reasonably necessary to convey, transfer and assign the Publishing Assets from Seller to Buyer, free and clear of Liens, except for Permitted Liens.

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8.2.    Buyer Documents. At Closing, Buyer shall deliver or cause to be delivered to Seller:
(i)    the Purchase Price in accordance with Section 1.5 hereof;
(ii)    good standing certificates issued by the Secretary of State of Buyer’s jurisdiction of formation;
(iii)    certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
(iv)    the certificate described in Section 6.1(c);
(v)    an assignment and assumption of contracts assuming the Contracts;
(vi)    an assignment and assumption of leases assuming the Real Property Leases (if any);
(vii)    domain name transfers assuming the domain names listed on Schedule 1.1(e) (if any);
(viii)    an assumption of the Current Liabilities; and
(ix)    such other documents and instruments of assumption that may be necessary to assume the Assumed Obligations.

ARTICLE 9: SURVIVAL; INDEMNIFICATION

9.1.         Survival. The representations and warranties in this Agreement shall survive Closing for a period of eighteen (18) months from the Closing Date whereupon they shall expire and be of no further force or effect, except that if within such period the indemnified party gives the indemnifying party written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim shall survive until the earlier of resolution of such claim or expiration of the applicable statute of limitations. The covenants and agreements in this Agreement shall survive Closing until performed.
9.2.        Indemnification.
(a)        Subject to Section 9.2(b), from and after Closing, Seller shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses (“Damages”) incurred by Buyer arising out of or resulting from:
(i)     any breach by Seller of its representations and warranties made under this Agreement; or

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(ii) any default by Seller of any covenant or agreement made under this Agreement; or
(iii) the Retained Obligations;
(iv) the operation of the Business before the Effective Time, except for the Assumed Obligations; or
(v) any breach by Seller of any covenants or agreements made to Seller’s employees before the Effective Time, including, but not limited to, payment by Seller of the Retention Bonus;
(b)        Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Seller shall have no liability to Buyer under Section 9.2(a) until, and only to the extent that, Buyer’s aggregate Damages exceed $60,000, and (ii) the maximum liability of Seller under Section 9.2 shall be an amount equal to 50% of the Purchase Price.
(c)        From and after Closing, Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or resulting from:
(i) any breach by Buyer of its representations and warranties made under this Agreement; or
(ii) any default by Buyer of any covenant or agreement made under this Agreement; or
(iii) the Assumed Obligations; or
(iv) the operation of the Business after the Effective Time.
9.3.    Procedures.
(a)    The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that such notice is given within the time period described in Section 9.1.
(b)    The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it. In the event that the indemnifying party does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

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(c)    Anything herein to the contrary notwithstanding:
(i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;
(ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim; and
(iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.
(d)  After Closing, all claims for breach of representations or warranties under this Agreement shall be subject to the limitations set forth in Section 9.2(b).
ARTICLE 10: TERMINATION AND REMEDIES
10.1.     Termination. Subject to Section 10.3, this Agreement may be terminated prior to Closing as follows:
(a)    by mutual written consent of Buyer and Seller;
(b)    by written notice of Buyer to Seller if Seller breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period (defined below);
(c)    by written notice of Seller to Buyer if Buyer breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period; provided, however, that the Cure Period shall not apply to Buyer’s obligations to make the Deposit on the date hereof and to pay the Purchase Price at Closing; or
(d)    by written notice of Seller to Buyer or Buyer to Seller if Closing does not occur by the date set forth on Exhibit A attached hereto (the “Outside Date”).
10.2.    Cure Period. Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement. The term “Cure Period” as used herein means a period commencing on the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) twenty (20) calendar days thereafter or (ii) five (5) business days after the scheduled Closing date; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the date five (5) business days after the scheduled

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Closing date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the date five (5) business days after the scheduled Closing date.
10.3.    Survival. Neither party may terminate under Sections 10.1(b) or (c) if it is then in material default under this Agreement. Except as provided by Section 10.5, the termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Sections 1.6 (Deposit), 5.1 (Confidentiality), 10.5 (Liquidated Damages), and 11.1 (Expenses) shall survive any termination of this Agreement.
10.4.    Specific Performance. In the event of failure or threatened failure by either party to comply with the terms of this Agreement, the other party shall be entitled to an injunction restraining such failure or threatened failure and to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.

10.5.    Liquidated Damages. If Seller terminates this Agreement pursuant to Section 10.1(c), then Buyer shall pay Seller on demand an amount equal to 10% of the Purchase Price by authorizing release of the Deposit to the Seller, and such payment shall constitute liquidated damages and the sole remedy of Seller under this Agreement. Buyer acknowledges and agrees that Seller’s recovery of such amount shall constitute payment of liquidated damages and not a penalty and that Seller’s liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Buyer’s material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder.

ARTICLE 11: MISCELLANEOUS
11.1.    Expenses. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. Any transfer taxes that may be applicable to the transfer of the Publishing Assets hereunder shall be paid one-half by Seller and one-half by Buyer. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.
11.2.    Further Assurances. After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby. This Agreement and each other agreement and instrument made in connection herewith and any amendments hereto or thereto, to the extent signed and delivered by facsimile transmission or electronic mail in pdf form, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the

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original signed version thereof delivered in person.  At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties.
11.3.    Assignment. Neither party may assign this Agreement without the prior written consent of the other party hereto. The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.
11.4.    Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed email transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as set forth on Exhibit A attached hereto (or to such other address as any party may request by written notice).
11.5.    Amendments. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.

11.6.    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Seller makes no representation or warranty to Buyer with respect to any projections, budgets or other estimates of revenues, expenses or results of operations, or any other financial or, except as expressly set forth in Section 2.15, other information made available to Buyer with respect to the Business.

11.7.    Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal or unenforceable under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

11.8.    No Beneficiaries. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.

11.9.    Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Indiana without giving effect to the choice of law provisions thereof.
11.10.    Neutral Construction. Buyer and Seller agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This

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Agreement shall be deemed to have been jointly and equally drafted by Buyer and Seller, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.
11.11.    Cooperation. After Closing, Buyer shall cooperate with Seller in the investigation, defense or prosecution of any action which is pending or threatened against Seller or its affiliates, and in connection with any notice, demand, request, audit, inquiry or investigation of any governmental authority, with respect to the Business or other publications or business units of Seller or its affiliates, whether or not any party has notified the other of a claim for indemnity with respect to such matter. Without limiting the generality of the foregoing, Buyer shall make available its employees to give depositions or testimony and shall furnish all documentary or other evidence that Seller may reasonably request.
11.12.    Miscellaneous. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement. This Agreement and each other agreement and instrument made in connection herewith and any amendments hereto or thereto, to the extent signed and delivered by facsimile transmission or electronic mail in pdf form, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties.
[SIGNATURE PAGE FOLLOWS]

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SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SELLER	EMMIS PUBLISHING, L.P.

	By:	EMMIS OPERATING COMPANY
its General Partner
	By:	/s/ J. Scott Enright
J. Scott Enright
Executive Vice President

ORANGE COAST KOMMUNICATIONS, INC.

	By:	/s/ J. Scott Enright
J. Scott Enright
Executive Vice President

LOS ANGELES MAGAZINE HOLDING COMPANY, INC.

	By:	/s/ J. Scott Enright
J. Scott Enright
Executive Vice President

BUYER	HOUR MEDIA GROUP, LLC

	By:	/s/ Stefan Wanczyk
Name: Stefan Wanczyk
Title: Member

By its execution hereof, the undersigned agrees to be bound by the terms of Article 9 as an additional obligor of the Seller.

EMMIS COMMUNICATIONS CORPORATION

By:	/s/ J. Scott Enright
J. Scott Enright
Executive Vice President

Exhibit A

1.    Closing Date: February 27, 2017

2.    Circulation Report Period:

Cincinnati: April 1, 2015 to March 31, 2016
Atlanta, Los Angeles, Orange Coast: Calendar year 2015

3.    Outside Date: February 28, 2017

4.    Notices:

if to Seller:                Emmis Publishing, L.P.
                        One Emmis Plaza
                        40 Monument Circle
                        Indianapolis, Indiana 46204
                        Attention: Legal Department
                        email: legal@emmis.com
with a copy to (which shall        Wilkinson Barker Knauer LLP
not constitute notice):            1800 M Street, NW, Suite 800N
Washington, DC 20036
Attention:  Doc Bodensteiner
email:  doc@wbklaw.com

if to Buyer:                Hour Media Group, LLC
5750 New King Highway, Suite 100
Troy, Michigan 48098
                        Attention: Stefan Wanczyk
email: stefan3wan@aol.com
with a copy to (which shall        Plunkett Cooney, P.C.
    not constitute notice):            38505 Woodward Ave., Suite 2000
                        Bloomfield Hills, Michigan 48304
Attention: Scott K. Lites
                        email: slites@plunkettcooney.com